AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

JAVA EXPRESS , INC.

ARTICLE I - NAME

  The name of the corporation (hereinafter called the “Corporation”) is “Java Express, Inc.”

ARTICLE II - DURATION

The Corporation shall have perpetual existence.

ARTICLE III - PURPOSES AND POWERS

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are to engage in and conduct any lawful business, activity or enterprise for which corporations may be organized under the Nevada Revised Statutes, as amended or supplemented from time to time (the “NRS”).

ARTICLE IV - CAPITALIZATION

The aggregate number of shares which this Corporation shall have authority to issue is 60,000,000 shares, comprised of 50,000,000 shares of common stock of a par value of one mill ($0.001) per share, and 10,000,000 shares of preferred stock of a par value of one mill ($0.001) per share.  The Board of Directors has the right to set the series, classes, rights, privileges and preferences of the preferred stock or any class or series thereof, by amendment hereto, without shareholder approval, as provided in the NRS.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(1)

the number of shares constituting a series, the distinctive designation of a series and the stated value of a series, if different from the par value;

(2)

whether the shares or a series are entitled to any fixed or determinable dividends, the dividend rate (if any) on such shares, whether the dividends are cumulative and the relative rights or priority of dividends on shares of that series;

(3)

whether the shares or a series has voting rights in addition to the voting rights provided by law and the terms and conditions of such voting rights;

(4)

whether the shares or a series will have or receive conversion or exchange privileges and the terms and conditions of such conversion or exchange privileges;

(5)

whether the shares or a series are redeemable and the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates on or after which the shares in the series will be redeemable and the amount payable in case of redemption;

(6)

whether the shares or a series will have a sinking fund for the redemption or purchase of the shares in the series and the terms and the amount of such sinking fund;

(7)

the right of the shares or a series to the benefit of conditions and restrictions on the creation of indebtedness of the Corporation or any subsidiary, on the issuance of any additional capital stock (including additional shares of such series or any other series), on the payment of dividends or the making of other distributions on any outstanding stock of the Corporation and the purchase, redemption or other acquisition by the Corporation, or any subsidiary, of any outstanding stock of the Corporation;

(8)

the rights of the shares or a series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority of payment of a series; and

(9)

any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of such shares or series.

Shareholders shall not have pre-emptive rights to acquire unissued shares of stock of the Corporation; nor shall shareholders be entitled to vote cumulatively for the election of directors of the Corporation.

ARTICLE V - BOARD OF DIRECTORS

The Corporation shall be governed by a Board of Directors that consists of not less than one director nor more than nine directors.

ARTICLE VI - CONTROL SHARES ACQUISITIONS

The Corporation expressly opts out of, or elects not to be governed by the “Acquisition of Controlling Interest” provisions contained in NRS Sections 378 through 3793, inclusive, all as permitted under NRS Section 378(1).

ARTICLE VII - COMBINATIONS WITH

INTERESTED STOCKHOLDERS

The Corporation expressly opts out of, and elects not to be governed by the “Combinations with Interested Stockholders” provisions contained in NRS Sections 411 through 444, inclusive, all as permitted under NRS Section 434.

ARTICLE VIII - INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by the NRS, indemnify any and all persons whom it shall have power to indemnify under said law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE IX - AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by NRS, and all rights conferred upon shareholders herein are granted subject to this reservation.

To the full extent permitted under the NRS, the Board of Directors shall also have the power and other authority to amend, alter, change or repeal any provision in the Corporation’s Articles of Incorporation.

ARTICLE X - BYLAWS

Bylaws of this Corporation may be adopted by the Board of Directors, which shall also have the power to alter, amend or repeal the same from time to time as permitted under the NRS and subject to shareholders’ rights to alter, amend or repeal the Bylaws under the NRS.

ARTICLE XI - CONFLICTS OF INTEREST

To the full extent contemplated by the NRS, no contract or other transaction between this Corporation and any other corporation, entity or person shall be affected by the fact that a director or officer of this Corporation is interested in, or is a director or other officer of such other corporation.  Any director or officer, individually or with others, may be a party to or may be interested in any transaction of this Corporation or any transaction in which this Corporation is interested.  Each person who is now or may become a director or officer of this Corporation is hereby relieved from and indemnified against any liability that might otherwise obtain in the event such director or officer contracts with the Corporation for the benefit of such director, officer or any firm, association or corporation in which such director or officer may be interested in any way, provided such director or officer acts in good faith.

ARTICLE XII - RE-CAPITALIZATIONS AFFECTING OUTSTANDING SECURITIES

The Board of Directors, without the consent of shareholders, may adopt any re-capitalization affecting the outstanding securities of the Corporation by effecting forward or reverse splits of all of the outstanding securities of the Corporation, pro rata, with appropriate adjustments to the Corporation’s capital accounts, provided that the re-capitalization does not require any amendment to the Articles of Incorporation of the Corporation.

ARTICLE XIII -AUTHORITY OF BOARD OF DIRECTORS TO CHANGE CORPORATE NAME

The Board of Directors shall have the right to change the name of the Corporation without shareholder approval to a name that reflects the industry or business in which the Corporation’s business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the Corporation that the Board of Directors, in its sole discretion, deems appropriate.  This provision shall not abrogate the rights of shareholders to otherwise change the name of the Corporation by amending the Corporation’s Articles of Incorporation in the manner prescribed in the NRS.

IN WITNESS WHEREOF, the undersigned duly authorized directors and officers hereby execute these Amended and Restated Articles of Incorporation of Java Express, Inc., a Nevada corporation, on this 8th day of December, 2010.

Date: 12/8/2010

/s/Mark C. Burdge

Mark C. Burdge

President and Director

Date: 12/8/2010

/s/Del Higginson

Del Higginson

Secretary/Treasurer and Director

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